Exhibit 99.1

Spectrum Brands Announces Definitive Agreement to Sell Canadian Home &
                            Garden Division


    ATLANTA--(BUSINESS WIRE)--Sept. 28, 2007--Spectrum Brands, Inc. (NYSE: SPC) announced today that it has signed a definitive agreement to sell the Canadian division of its Home & Garden business segment, which operates under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. (TSX:CKI). This division is a leading supplier in the Canadian Home & Garden industry, with FY 2006 sales of approximately $100 million across a broad range of product categories, including fertilizer, grass seed, controls and ice melt, under brand names such as CIL, Wilson, and Alaskan Ice Melter. The transaction is anticipated to close by October 31, 2007, subject to certain regulatory approvals. Financial terms were not disclosed.

    Kent Hussey, Spectrum Brands' Chief Executive Officer, commented, "The Canadian division of our Home & Garden business segment is a valuable business that enjoys strong consumer recognition, a national distribution network and a broad and loyal customer base, and we are pleased to have found in the RoyCap / Clarke partnership a buyer that is a good fit for this asset. Following the sale of this division, which was not a profit contributor in our most recent fiscal year, Spectrum's remaining U.S.-based Home & Garden business will be a more sharply focused company with improved operating margins and returns on invested capital."

    Net proceeds from the sale will be utilized to reduce outstanding debt, a key strategic priority for Spectrum Brands. The company currently estimates that the sale will reduce FY 2008 peak seasonal borrowing needs by approximately $45 million as a result of cash proceeds from the transaction and the elimination of the working capital requirement for the Canadian Home & Garden business in the 2008 lawn and garden selling season.

    National Bank Financial Inc. and Sutherland, Asbill & Brennan LLP served as advisors to Spectrum Brands on the transaction.

    Forward Looking Statements

    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release, including risks and uncertainties related to the closing of the sale and the future performance and borrowing needs of Spectrum Brands' Home & Garden business. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, (5) the ability of each party to the proposed sale to satisfy the respective closing conditions, and other restructuring initiatives, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

    The company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

    About Spectrum Brands

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 7,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

    About RoyCap Merchant Banking Group

    RoyCap Merchant Banking Group ("RoyCap") is a division of Royal Capital Management Corp., a private Toronto based investment company. RoyCap specializes in returning companies to sustainable, long-term profitability by making value added investments and combining hands-on restructuring expertise with a strong, committed management team.

    About Clarke Inc.

    Clarke Inc. is the Halifax-based parent company of a number of wholly-owned operating companies and divisions, and is an activist catalyst investor with a diversified portfolio of strategic and opportunistic investments. Clarke's operating companies are in the transportation services business. From time to time, Clarke also participates in joint ventures when they offer the opportunity to create shareholder value. Led by George Armoyan and an entrepreneurial team of professionals focused on uncovering and creating value, Clarke invests in undervalued businesses and participates actively where necessary to enhance performance and increase returns. In 2006 alone, Clarke delivered a shareholder return on investment, including dividends, of 33%. Clarke's securities trade on the Toronto Stock Exchange (CKI, CKI.DB, CKI.DB.A); for more information about Clarke, please visit our website at www.clarkeinc.com.

    CONTACT: Spectrum Brands
             Investor Contact:
             Nancy O'Donnell
             VP Investor Relations
             770-829-6208
             or
             Media Contact:
             Victoria Hofstad or Jamie Tully
             Sard Verbinnen & Co for Spectrum Brands
             212-687-8080